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                       CONSENT TO INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-2 (filed on or about May 3, 1999) of our report, dated August 7, 1998 relating to the consolidated financial statements of Quad City Holdings, Inc. and subsidiaries. We also consent to the reference to our Firm under the captions "Experts" and "Selected Consolidated Financial Date" in the Prospectus.


Davenport, Iowa
May 3, 1999